UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

December 7, 2012 (Date of earliest event reported: December 10, 2012)

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	001-33614	N/A
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

400 N. Sam Houston Parkway East
Suite 1200

Houston, Texas 77060

(Address of principal executive offices)

(281) 876-0120

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2012, Ultra Wyoming, Inc., an indirect wholly-owned subsidiary of Ultra Petroleum Corp. (the “Company”), entered into a Purchase and Sale Agreement (the “PSA”) with Pinedale Corridor, LP (the “Buyer”). The PSA relates to the sale by Ultra Wyoming, Inc. of a system of pipelines and central gathering facilities (the “LGS”) and certain associated real property rights in the Pinedale Anticline in Wyoming. The purchase price for the assets is $225 million in cash.

Pursuant to the PSA, another wholly-owned subsidiary of the Company will enter into a customized long-term triple net lease agreement with the Buyer relating to the use of the LGS (the “Lease Agreement”). The Company and Ultra Resources, Inc., an indirect wholly-owned subsidiary of the Company, will guarantee the obligations under the Lease Agreement. The base rent during the Lease Agreement is $20 million (adjusted annually for changes based on the consumer price index). The exact rental amount to be paid by the Company depends largely on the volumes handled by the LGS.

The PSA contains customary representations and warranties, including ownership of the assets, compliance with laws, including environmental laws, and payment of taxes, and indemnification provisions under which the parties thereto have agreed to indemnify each other against certain liabilities.

The closing of the transaction is subject to: Buyer’s successful completion of its financing transactions; the parties’ entry into the Lease Agreement; and other conditions which are normal for a transaction of this nature. The Company will use the net proceeds of the sale to reduce its outstanding indebtedness under its revolving credit facility. The effective date of the PSA is December 7, 2012 and the transaction is expected to close during December 2012. There can be no assurance as to such timing or that all of the conditions to closing the transaction will be satisfied.

The Company will file the PSA as an exhibit as required in its future periodic reports.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORP.

December 10, 2012	By:	/s/ Garrett B. Smith
Garrett B. Smith, Corporate Secretary